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                                                                  EXHIBIT 99.215

            ZONAL PRICE CALCULATION IN THE CALIFORNIA ENERGY MARKET:
                           METHODOLOGY AND EXPERIENCE

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
Dariush Shirmohammadi  Paul Gribik  Qin Zhou       Jim Kritikson   John Melby   Dean Isa
         Perot Systems Corporation                      California Power Exchange
                 Alhambra, CA                                  Pasadena, CA
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This paper describes the methodology that the California Power Exchange (CalPX)
uses to calculate zonal energy market clearing prices in California's restructured energy market. The paper also presents some of our experiences in calculating and analyzing these zonal energy prices as well as their impact on the evolution of the zonal energy price calculation process.

California has separated the operation of the forward energy markets from that of the forward transmission markets to foster competition and choice between energy markets within California. CalPX runs one set of day-ahead and hour-ahead forward energy markets in which suppliers may choose to bid to sell energy and in which demands may choose to bid to buy energy. The California Independent System Operator (ISO) runs day-ahead and hour-ahead forward transmission markets in which competing energy markets and other users of transmission must bid to schedule the interzonal transmission that they may require. The value of interzonal transmission capacity to CalPX is implicit within the energy supply and demand bids that are submitted by participants in CalPX's energy markets.

CalPX's zonal energy prices account for the effects that transmission system congestion has on CalPX's scheduling of resources its day-ahead and hour-ahead forward energy markets as well as the congestion usage prices that ISO calculates in its day-ahead and hour-ahead interzonal transmission markets. The zonal energy prices calculated by CalPX ensure that each supply resource receives a price that is greater than or equal to its decremental sell-bid price at its scheduled production. They also ensure that each demand resource is not curtailed unless the zonal price falls below its incremental buy-bid price at its scheduled consumption. In addition, CalPX's price calculation ensures that the difference in zonal energy prices between any two zones is equal to the congestion usage price between those zones as calculated by the ISO. Provided that ISO sets the congestion usage price between any two zones equal to the value of that transmission capacity to the marginal transmission user, CalPX's zonal price calculation produces zonal energy prices that are the CalPX's marginal cost of supplying energy in each zone. In essence, the zonal price calculator finds the CalPX resource(s) that is (are) on the margin. If a marginal resource is located within a zone, the zonal energy price for that zone is the cost of energy from the marginal resource. If a zone does not contain a marginal resource, the zonal energy price for that zone is the cost of energy from a marginal CalPX resource plus ISO's congestion usage price for transmission from the marginal resource to the zone.

The paper starts by describing the original model proposed for evaluating zonal energy market clearing prices in California, including the underlying congestion management model used by ISO. The paper then presents some of our major experiences gained from calculating zonal energy market clearing prices in California and the resulting evolution of the zonal price calculation process. The paper also describes some of the subsidiary factors that affect energy prices in California. These include transmission system impacts such as the treatment of transmission derates between the day-ahead and hour-ahead forward energy markets.